Exhibit 5
                                                                       ---------




                     PAUL, WEISS, RIFKIND WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064



                                          March 17, 1997



Ithaca Industries, Inc.
Highway 268 West
P.O. Box 620
Wilkesboro, North Carolina 28697


                             Ithaca Industries, Inc.
                       Registration Statement on Form S-1
                                REGISTRATION NO.
                                ----------------

Ladies and Gentlemen:

            In connection with the above-captioned Registration Statement, dated March 17, 1997, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations promulgated thereunder (the "Rules"), we have been requested by Ithaca Industries, Inc. (the "Company"), to furnish our opinion as to the legality of 10,109,290 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), registered for sale thereunder. The 10,000,000 Shares issued in connection with the consummation of the Company's Plan of Reorganization are referred to herein as the "Reorganization Shares" and the




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Ithaca Industries, Inc.                                             2





109,290 Shares issuable upon exercise of an option (the "A&M Option") granted to Alvarez & Marsal, Inc. are referred to herein as the "Option Shares."

            In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including all amendments thereto), originals, or copies certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Incorporation and By-laws, each as in effect on the date hereof, and records of certain of the Company's corporate proceedings. We have made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below. In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

            Based upon the foregoing, we are of the opinion that the Reorganization Shares are, and the Option Shares when issued and paid for upon





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Ithaca Industries, Inc.                                             3




exercise of the A&M Option will be, duly authorized, validly issued, fully paid and nonassessable.

            Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

            We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                              Very truly yours,

                              /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                              PAUL, WEISS, RIFKIND, WHARTON & GARRISON